Exhibit 10.17

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of November 6, 2020 (the “Effective Date”) among OXFORD FINANCE LUXEMBOURG S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 2 route d’Arlon, 8008 Strassen, Grand Duchy of Luxembourg and registered with the Luxembourg commercial register under number B243395, acting in respect of its Compartment 1 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and IMMUNOCORE LIMITED, a private limited company incorporated under the laws of England and Wales and limited by shares under registration number 645207 with offices located at 92 Park Drive, Milton Park, Abingdon, Oxon, OX14 4RY, UK (“Parent” and “Borrower”), IMMUNOCORE LLC, a Delaware limited liability company and wholly owned subsidiary of Parent with offices located at Six Tower Bridge, Suite 540, 181 Washington Street, Conshohocken, PA 19422 (“Core Sub”) and IMMUNOCORE COMMERCIAL LLC, a Delaware limited liability company and wholly owned subsidiary of Core Sub with offices located at Six Tower Bridge, Suite 540, 181 Washington Street, Conshohocken, PA 19422 (“Commercial Sub”) (Core Sub and Commercial Sub, collectively, the “Guarantors”, and Parent, Core Sub and Commercial Sub, each, a “Loan Party” and collectively, the “Loan Parties” ), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders.  The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

1.1          Accounting terms not defined in this Agreement shall be construed in accordance with IFRS.  Calculations and determinations must be made in accordance with IFRS.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2.	LOANS AND TERMS OF PAYMENT

2.1         Promise to Pay.  Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2          Term Loans.

(a)          Availability.  (1) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate amount of Fifty Million Dollars ($50,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”).  After repayment, no Term A Loan may be re‑borrowed.

(i)          Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower, upon Borrower’s request, in an aggregate amount up to Twenty Five Million Dollars ($25,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”).  After repayment, no Term B Loan may be re‑borrowed.

(ii)          Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Third Draw Period, to make term loans to Borrower, upon Borrower’s request, in an aggregate amount up to Twenty Five Million Dollars ($25,000,000.00) at each Lender’s sole discretion (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans;” each Term A Loan, Term B Loan or Term C Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, the Term B Loans and the Term C Loans are hereinafter referred to collectively as the “Term Loans”).

(b)          Repayment.  Borrower shall make monthly payments of interest only in arrears commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof.  Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter until the Maturity Date (or such Term Loan is otherwise paid in full), Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan advanced to Borrower, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (A) twenty-three (23) months, if the I/O Extension Event does not occur or (B) eleven (11) months, if the I/O Extension Event occurs.  All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date.  Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c)          Mandatory Prepayments.  If the Term Loans are accelerated following the occurrence and continuance of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the applicable Final Payment, (iii) the applicable Prepayment Fee, if any, plus (iv) all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts (if any). Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the applicable portion of the Final Payment still due in respect of the Term Loan(s).

(d)          Permitted Prepayment of Term Loans.

(i)          Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(ii)          Notwithstanding anything herein to the contrary, Borrower shall also have the option to prepay part of Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) days prior to such prepayment, (ii) prepays such part of the Term Loans in a minimum principal amount of at least Ten Million Dollars ($10,000,000.00) or such greater amount that exceeds Ten Million Dollars ($10,000,000.00) by whole number increment(s) of Two Million Five Hundred Thousand Dollars ($2,500,000.00), and (iii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of outstanding principal of such Term Loans being prepaid plus all accrued and unpaid interest on the principal amount being prepaid through the prepayment date, (B) the applicable Final Payment, and (C) all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts, and (D) the applicable Prepayment Fee with respect to the portion of such Term Loans being prepaid. For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

2.3          Payment of Interest on the Credit Extensions.

(a)          Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Basic Rate, determined by Collateral Agent on the Funding Date of the applicable Term Loan and monthly thereafter (on the last day of the month prior to the month in which interest will accrue), which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full.

(b)          Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c)          360‑Day Year.  Interest shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

(d)          Debit of Accounts.  Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any of its Subsidiaries, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due.  Any such debits (or ACH activity) shall not constitute a set‑off; provided, however, Collateral Agent and each Lender shall first debit (or ACH) the Designated Deposit Account and to the extent that the amount therein is not sufficient, debit (or ACH) another account of Borrower or any of its Subsidiaries.

(e)          Payments.  Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month.  Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4          Secured Promissory Notes.  The Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement.  Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment.  The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.5          Fees.  Borrower shall pay to Collateral Agent:

(a)          Good Faith Deposit. An amount of One Hundred Thousand Dollars ($100,000.00) has been received by Collateral Agent as a good faith deposit from Borrower on or about August 18, 2020, which amount shall be applied towards the Lenders’ Expenses due under Section 2.5(e) that have been incurred through the Effective Date, with the balance, if any, towards the facility fee due under Section 2.5(b).  For the purposes of clarity, Borrower shall be responsible for the entire documented amount of the Lenders’ Expenses payable under Section 2.5(e) and for the entire amount of facility fee due under Section 2.5(b).

(b)          Facility Fee.  A fully earned, non‑refundable facility fee of One Hundred Fifty Thousand Dollars ($150,000.00) to be shared between the Lenders pursuant to their respective Commitment Percentages payable on the Funding Date of the Term A Loan;

(c)          Final Payment.  The Final Payment, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(d)          Prepayment Fee.  The Prepayment Fee, if and when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares; and

(e)          Lenders’ Expenses.  All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.6          Taxes.

(a)          Except as required by applicable law, payments received by Lender from the Loan Parties under this Agreement will be made free and clear of and without deduction for any and all Taxes.  However, if at any time any Governmental Authority, applicable law, regulation or international agreement requires any Loan Party to make any withholding or deduction from any such payment or other sum payable hereunder to Lender, then,  (i) the applicable Loan Party shall withhold or make such deductions as is required by law, (ii) the applicable Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (iii) subject to the provisions of Section 2.6(b) to the extent that the withholding or deduction is made on account of Non-Excluded Taxes, the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum that Lender would have received had no withholding or deduction been required.   The Borrower shall, upon written request, furnish Lender with proof reasonably satisfactory to Lender indicating that the applicable Loan Party has made such withholding payment.  The agreements and obligations of the Loan Parties and Lender contained in this Section 2.6 shall survive the termination of this Agreement, and shall apply to any successor, assignee or participant (or other transferee) of Lender or any Loan Party under Section 12.1 (Successors and Assigns) as of the date such Person becomes party to, or otherwise obligated under, this Agreement, provided, however, that no participant shall be entitled to receive any greater payment under this Section 2.6(a) with respect to any participation than the participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.  For purposes of this Section 2.6, the term “applicable law” includes FATCA.

(b)          Notwithstanding the provisions of Section 2.6(a), a payment by a Loan Party shall not be increased under Section 2.6(a) by reason of a UK Tax Deduction if, on the date on which the payment falls due:

(i)          the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)          the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:

(1)          an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the UK Obligor making the payment a certified copy of that Direction; and

(2)          the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or

(iii)          the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:

(1)          the relevant Lender has not given a UK Tax Confirmation to the relevant UK Obligor; and

(2)          the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the relevant UK Obligor, on the basis that the UK Tax Confirmation would have enabled such UK Obligor to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or

(iv)          the relevant Lender is a UK Treaty Lender and the UK Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Sections 2.6(c) or 2.6(e)(i), (ii) and (iii) (as applicable) below.

(c)          The Original Lender hereby confirms that it is a QPP Lender and that it will provide the Borrower with its QPP Certificate on the date of this Agreement to the extent that it has not already done so.

(d)          If the Borrower receives a notification from HM Revenue & Customs that a QPP Certificate given by a Lender has no effect, the Borrower shall promptly deliver a copy of that notification to that Lender.  Any Lender which was a UK Qualifying Lender when it became party to this Agreement but subsequently ceases to be a UK Qualifying Lender shall promptly notify the Borrower of that event.

(e)

(i)          Subject to sub-section (ii) below, a UK Treaty Lender and any UK Obligor which makes a payment to that UK Treaty Lender shall co-operate in completing any procedural formalities necessary for the UK Obligor to obtain authorization to make that payment without a UK Tax Deduction.

(ii)

(1)          The Original Lender shall provide its scheme reference number under the DTTP scheme and its jurisdiction of tax residence to each UK Obligor in writing promptly following the obtaining of such reference number; and

(2)          a UK Treaty Lender which is not a Lender on the date of this Agreement, holds a passport under the DTTP scheme, and wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to each UK Obligor in the relevant documentation which it executes on becoming a Lender under this Agreement, and, having done so, that Lender shall be under no obligation pursuant to sub-section (i) above.

(iii)          If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with sub-section (ii) above and: (a) the UK Obligor making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or (b) the UK Obligor making a payment to that Lender has made a DTTP Filing but (1) that DTTP Filing has been rejected by HM Revenue & Customs; or (2) HM Revenue & Customs have not given the UK Obligor authority to make payments to that Lender without a UK Tax Deduction within 60 days of the date of the DTTP Filing, and in each case, the UK Obligor has notified that Lender in writing, that Lender and the UK Obligor shall co-operate in completing any procedural formalities necessary for the UK Obligor to obtain authorization to make payments without a UK Tax Deduction.

(iv)          If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with sub-section (ii) above, a UK Obligor shall not make a DTTP Filing or file any other form relating to the DTTP Scheme in respect of that Lender’s Term Loan(s) unless that Lender otherwise agrees.

(v)          A UK Obligor shall, promptly on making a DTTP Filing, deliver a copy of that DTTP Filing to the relevant UK Treaty Lender.

(vi)          Each Lender which is not an Original Lender shall, in respect of each UK Obligor, indicate in the relevant documentation which it executes on becoming a Lender under this Agreement which of the following categories it falls in: (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a UK Treaty Lender or a QPP Lender); (C) a UK Treaty Lender; or (D) a QPP Lender.  If a Lender fails to indicate its status in accordance with this sub-section (vi) then such Lender shall be treated for the purposes of this Agreement (including by each UK Obligor) as if it is not a UK Qualifying Lender until such time as it notifies the UK Obligor(s) which category applies.  For the avoidance of doubt, any such documentation shall not be invalidated by any such failure of a Lender to comply with this sub-section (vi).

(vii)          The UK Obligors shall promptly on becoming aware that a UK Obligor must make a UK Tax Deduction (or that there is any change in the rate or basis of a UK Tax Deduction) notify the Lender accordingly.  Similarly, a Lender shall notify the UK Obligors on becoming so aware in respect of a payment payable to that Lender.

(f)          Without duplication of the Loan Parties’ obligations under Section 2.6(a), each Loan Party shall, jointly and severally, indemnify Lender, within ten days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by Lender shall be conclusive absent manifest error.

(g)          As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.6, such Loan Party shall deliver to Lender the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment (if any) or other evidence of such payment reasonably satisfactory to Lender.

(h)          If Lender receives a refund of any Non-Excluded Taxes or amounts with respect to which a Loan Party has paid additional amounts to that Lender pursuant to this Section 2.6, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 2.6 with respect to the Non-Excluded Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of Lender, agrees to repay the amount paid over to Loan Parties pursuant to this subsection (h) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Loan Parties or any other Person.

2.7          Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document, provided that (save in respect of any such stamp duty, registration and other similar Taxes payable by a Lender in respect of a HoldCo Transaction) this Section 2.7(a) shall not apply in respect of any stamp duty, registration and other similar Taxes payable in respect of any assignment, transfer or other alienation by a Lender of its rights and/or obligations under a Loan Document.

2.8          VAT

(a)          All amounts expressed to be payable under a Loan Document by any party to a Lender or Collateral Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender or Collateral Agent to any Loan Party under a Loan Document and such Lender or Collateral Agent is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender or Collateral Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or Collateral Agent must promptly provide an appropriate VAT invoice to that Loan Party).

(b)          If VAT is or becomes chargeable on any supply made by any Lender or Collateral Agent (the “Supplier”) to any other Lender or Collateral Agent (the “Recipient”) under a Loan Document, and a Loan Party  is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)          (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Loan Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Loan Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)          (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Loan Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)          Where a Loan Document requires a Loan Party to reimburse or indemnify a Lender or any Collateral Agent for any cost or expense, such requirement shall include a requirement for that Loan Party or, (at the election of Borrower) where such Loan Party is a member of the Borrower’s group, the Borrower, to reimburse or indemnify (as the case may be) such Lender or Collateral Agent for the full amount of such cost or expense, including such part of such cost or expense as represents VAT, to the extent that such Lender or Collateral Agent reasonably determines that it is not entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)          Any reference in this section 2.8 to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)          In relation to any supply made by a Lender or Collateral Agent to any Loan Party under a Loan Document, if reasonably requested by such Lender or Collateral Agent, that Loan Party must promptly provide such Lender or Collateral Agent with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Collateral Agent’s VAT reporting requirements in relation to such supply.

2.9          FATCA

(a)          Subject to paragraph (c) below, each party to this Agreement shall, within ten Business Days of a reasonable request by another party to this Agreement:

(i)          confirm to that other party whether it is:

(1)          a FATCA Exempt Party; or

(2)          not a FATCA Exempt Party;

(ii)          supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and

(iii)          supply to that other party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

(b)          If a party to this Agreement confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)          Paragraph (a) above shall not oblige any Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to this Agreement to do anything, which would or might in its reasonable opinion constitute a breach of:

(iv)          any law or regulation;

(v)          any fiduciary duty; or

(vi)          any duty of confidentiality.

(d)          If a party to this Agreement fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(h)          Each party to this Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(i)          Each party to this Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and the other Lenders.

3.	CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)          Loan Documents, each duly executed by the Loan Parties, as applicable;

(b)          the UK Security Agreement, together with:

(i)          signed copies of all notices required under the UK Security Agreement;

(c)          duly executed Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries required to be subject to Control Agreements in accordance with Section 6;

(d)          original duly executed Secured Promissory Notes in favor of each Lender according to its Term A Loan Commitment Percentage;

(e)          a separate Guaranty (in such form and substance as acceptable to Collateral Agent) entered into by each Guarantor;

(f)          the Operating Documents and, where applicable, good standing certificates of the Loan Parties (other than any UK Obligors) and its U.S. Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which such Loan Party and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(g)          a completed Perfection Certificate for each Loan Party;

(h)          the Annual Projections, for the current calendar year;

(i)          duly executed officer’s certificate for each Loan Party, in a form acceptable to Collateral Agent and the Lenders;

(j)          certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, or in the case of any UK Obligor, a search of Companies House, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(k)          a landlord’s consent executed in favor of Collateral Agent in respect of all leased locations of Loan Parties (other than UK Obligors) where such Loan Parties (other than UK Obligors) maintains its books and records or Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(l)          a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where the Loan Parties maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(m)          a duly executed legal opinion of counsel to the Guarantors dated as of the Effective Date;

(n)          evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders; and

(o)          a copy of any applicable Registration Rights Agreement or Investors’ Rights Agreement and any amendments thereto;

(p)          duly executed original Success Fee Letter;

(q)          a copy of a resolution of the board of directors of the Parent:

(i)          approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(ii)          authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf;

(iii)          authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including any Disbursement Letter) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party;

(r)          a specimen of the signature of each person authorized by the resolution referred to in paragraph (q) above in relation to the Loan Documents and related documents who will be signing Loan Documents;

(s)          a director’s certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Term Loan Commitments would not cause any borrowing, guarantee, security or similar limit binding on Borrower to be exceeded;

(t)          a certified copy of the group structure chart; and

(u)          payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.2          Conditions Precedent to all Credit Extensions.  The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)          receipt by Collateral Agent of an executed Disbursement Letter in the form of Exhibit B attached hereto;

(b)          the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of the Disbursement and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c)          in such Lender’s sole discretion, there has not been any Material Adverse Change;

(d)          to the extent not delivered at the Effective Date, duly executed original Secured Promissory Notes, in number, form and content acceptable to each Lender, and in favor of each Lender according to its Commitment Percentage, with respect to each Credit Extension made by such Lender after the Effective Date; and

(e)          payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.3          Covenant to Deliver.  Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

3.4          Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time five (5) Business Days prior to the date the Term Loan is to be made.  Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to the Lenders by electronic mail or facsimile a completed Disbursement Letter executed by a Responsible Officer or his or her designee.  The Lenders may rely on any telephone notice given by a person whom a Lender reasonably believes is a Responsible Officer or designee.  On the Funding Date, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment of such Term Loan.

4.	CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.  Each Loan Party hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement or applicable law to have priority to Collateral Agent’s Lien (provided that for the avoidance of doubt no filing or registration of this Agreement shall be made with Companies House in the United Kingdom).  If any Loan Party shall acquire a commercial tort claim (as defined in the Code) with a value that could exceed $50,000, such Loan Party, shall promptly notify Collateral Agent in a writing signed by such Loan Party, as the case may be, of the general details thereof (and further details as may be required by Collateral Agent) and as to such Loan Party’s grant to Collateral Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, promptly release its Liens in the Collateral and all rights therein shall revert to the Loan Parties.

Notwithstanding anything in this Agreement to the contrary, the Loan Parties shall not be required to deliver certificates of title, or other similar evidence of ownership, with respect to vehicles owned by the Loan Parties to Lender or Collateral Agent during the term of this Agreement.

4.2          Authorization to File Financing Statements.  The Loan Parties hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to the Loan Parties, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by the Loan Parties, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code. Notwithstanding the foregoing, or anything to the contrary herein, no filing or registration of this Agreement shall be made with Companies House in the United Kingdom.

4.3          Pledge of Collateral.  The Loan Parties hereby pledge, assign and grant to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Effective Date, or, to the extent not certificated as of the Effective Date or not delivered pursuant to a UK Security Agreement, within fifteen (15) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by the applicable Loan Party.  For the avoidance of doubt, nothing in this Agreement shall require the Loan Parties to certificate shares.  To the extent required by the terms and conditions governing the Shares, the Loan Parties shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee.  The Loan Parties will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, The Loan Parties shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms, provided that if such Event of Default is waived, then the Loan Parties’ foregoing rights shall revive.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default provided that if such Event of Default is waived, then the Loan Parties’ rights to vote and give consents, waivers and ratifications shall revive.

5.	REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties hereby, jointly and severally, represents and warrants to Collateral Agent and the Lenders as follows:

5.1          Due Organization, Authorization: Power and Authority.  The Loan Parties and each of their Subsidiaries are duly existing and, where applicable, in good standing as a Registered Organization in its jurisdictions of organization or formation and the Loan Parties and each of their Subsidiaries is qualified and licensed to do business and, where applicable, and other than in respect of a UK Obligor, is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it  be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.  In connection with this Agreement, the Loan Parties and each of its Subsidiaries have delivered to Collateral Agent a completed perfection certificate signed by an officer of such Loan Party or such Subsidiary (each a “Perfection Certificate” and collectively, the “Perfection Certificates”).  Each Loan Party represents and warrants that (a) Borrower and each of its Subsidiaries’ exact legal name is that which is indicated on its respective Perfection Certificate and on the signature page of each Loan Document to which it is a party; (b) each Loan Party and each of their Subsidiaries is an organization of the type and is organized in the jurisdiction set forth on its respective Perfection Certificate; (c) each Perfection Certificate accurately sets forth each of the Loan Party’s and their Subsidiaries’ organizational identification number or accurately states that such Loan Party or such Subsidiary has none; (d) each Perfection Certificate accurately sets forth each Loan Party’s and each of its Subsidiaries’ place of business, or, if more than one, its chief executive office as well as each Loan Party’s and each of its Subsidiaries’ mailing address (if different than its chief executive office); (e) each Loan Party and each of their Subsidiaries (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to each Loan Party and each of their Subsidiaries, is accurate and complete in all material respects (it being understood and agreed that each Loan Party and each of their Subsidiaries may from time to time update certain information in the Perfection Certificates (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement); such updated Perfection Certificates subject to the review and approval of Collateral Agent.  If any Loan Party or any of their Subsidiaries is not now a Registered Organization but later becomes one, such Loan Party shall notify Collateral Agent of such occurrence and provide Collateral Agent with such Person’s organizational identification number within ten (10) Business Days of receiving such organizational identification number.

The execution, delivery and performance by the Loan Parties and each of their Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of the Loan Party’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which a Loan Party or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which a Loan Party or any of their Subsidiaries, or their respective properties, is bound.  N Loan Party, nor any of their Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2          Collateral.

(a)          Each Loan Party and each their Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and no Loan Party, nor any of their  Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith (as updated from time to time by notices in accordance with Section 6.6(b)) with respect of which such Loan Party or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein to the extent required in Section 6.6 of this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors. For the avoidance of doubt no filing or registration of this Agreement shall be made with Companies House in the United Kingdom.

(b)          On the Effective Date, and except as disclosed on the Perfection Certificate, and/or as and to the extent required to be updated to Lender or Collateral Agent in accordance with Sections 6.11 and 7.2, (i) the Collateral is not in the possession of any third party bailee (such as a warehouse), and (ii) no such third party bailee possesses components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00).  None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificates on the Effective Date or as permitted and updated pursuant to Section 6.11.

(c)          All Inventory held for sale or lease or to be furnished under a contract for services is in all material respects of good and marketable quality, free from material defects.

(d)          Except as disclosed on the Perfection Certificate, the Loan Parties and each of their Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens.  (i) Each of Borrower’s and its Subsidiaries’ Patents is valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual Property that is material to Borrower’s or any Subsidiary’s business has been judged invalid or unenforceable, in whole or in part, and (ii) to the Borrower’s knowledge, no claim has been made in writing that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change.  Except as noted on the Perfection Certificates, or as updated from time to time in accordance with the provisions hereof, no Loan Party, nor any of their Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which such Loan Party or such Subsidiary is the licensee that (i) prohibits or otherwise restricts such Loan Party or its Subsidiaries from granting a security interest in such Loan Party’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral.  The Loan Parties shall provide written notice to Collateral Agent and each Lender within thirty (30) days after (or if earlier, with the submission of the next Compliance Certificate of Borrower) the Loan Parties or any of their Subsidiaries entering into or becoming bound by any such material license or material agreement with respect to which a Loan Party or any Subsidiary is the licensee (other than over‑the‑counter software that is commercially available to the public).

5.3          Litigation.  Except as disclosed (i) on the Perfection Certificates, or (ii) in accordance with Section 6.9 hereof, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against a Loan Party or any of their Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).

5.4          No Material Deterioration in Financial Condition; Financial Statements.  All consolidated financial statements for the Loan Parties and their Subsidiaries, delivered to the Collateral Agent fairly present, in conformity with IFRS, in all material respects, the consolidated financial condition of the Loan Parties and its Subsidiaries, and the consolidated results of operations of the Loan Parties and its Subsidiaries.  Lender acknowledges and agrees that such financial statements delivered hereunder (that are not annual audited financial statements) may not be audited nor include all adjusting entries, such as, for the sake of example only, changes in the fair market value of warrants, and further understands that such financial statements do not include footnotes required under IFRS. Lender understands and agrees that such financial statements are therefore considered to be in draft form and subject to adjustments. There has not been any material deterioration in the consolidated financial condition of the Loan Parties and its Subsidiaries since the date of the most recent financial statements submitted to the Lender.

5.5          Solvency.  The Loan Parties are Solvent and the Loan Parties and their Subsidiaries taken as a whole are Solvent.

5.6          Regulatory Compliance.  No Loan Party nor any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  No Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  The Loan Parties and each of their Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  No Loan Party nor any of their Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  No Loan Party nor any of their Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change.  No Loan Party nor any of their Subsidiaries properties or assets has been used by  Loan Party or any of their Subsidiaries or, to each Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  The Loan Parties and each of their Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

No Loan Party, nor any of their Subsidiaries, or any of the Loan Party’s or their Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti‑Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law, or (iii) is a Blocked Person.  No Loan Party, nor any of their Subsidiaries, or to the knowledge of any Loan Party and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti‑Terrorism Law.

5.7          Investments.  No Loan Party nor any of their Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8          Tax Returns and Payments; Pension Contributions. Each Loan Party and each of its Subsidiaries has timely filed (or filed timely extensions for) all required tax returns and reports, and each Loan Party and each of its Subsidiaries, has timely paid (or filed timely extensions for) all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by such Loan Party and such Subsidiaries, in all jurisdictions in which such Loan Party or any such Subsidiary is subject to taxes, including the United States and the United Kingdom, unless such taxes are being contested in accordance with the following sentence.  Each Loan Party and each of its Subsidiaries, may defer payment of any contested taxes, provided that such Loan Party or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings as to such tax matters with a value that would reasonably be expected to exceed Fifty Thousand Dollars ($50,000.00), and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Neither any Loan Party nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of such Loan Party’s or such Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by such Loan Party or its Subsidiaries.  Each Loan Party and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither any Loan Party nor any of such Loan Party’s Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of any Loan Party or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.    Neither any Loan Party nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and neither Parent nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

5.9          Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

5.10          Shares.  Each Loan Party has full power and authority to create a first Lien on the Shares that it is granting a Lien pursuant hereto and no disability or contractual obligation exists that would prohibit the Loan Parties from pledging the Shares pursuant to this Agreement.  To each Loan Party’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non‑assessable.  To each Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and the Loan Parties know of no reasonable grounds for the institution of any such proceedings.

5.11          Full Disclosure.  No written representation, warranty or other statement of the Loan Parties or any of their Subsidiaries in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12          Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to the Loan Party’s knowledge or awareness, to the “best of” the Loan Party’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6.	AFFIRMATIVE COVENANTS

The Loan Parties shall, and shall cause each of their Subsidiaries to, do all of the following:

6.1          Government Compliance.

(a)          Maintain its and all its Subsidiaries’ legal existence and, where applicable, good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.  Comply with all laws, ordinances and regulations to which the Loan Parties or any of their Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)          Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by the Loan Parties and their Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral.  The Loan Parties shall promptly notify Collateral Agent of any material Governmental Approvals obtained by the Loan Parties or any of their Subsidiaries, and if requested by Collateral Agent in writing, promptly provide copies thereof to Collateral Agent.

6.2          Financial Statements, Reports, Certificates.

(a)          Deliver to each Lender:

(i)          as soon as available, but no later than thirty (30) days after the last day of each month (other than January month-end reporting of each year, for which month only the following summary financial reporting shall be due each year: (A) the month-end unrestricted cash balance (inclusive of investments), (B) the cash burn for the month (net of cash received from collaboration revenue or financing activities), (C) any cash from collaboration and/or product revenue, and (D) any cash proceeds from financing activities), a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its Subsidiaries for such month certified by a Responsible Officer, prepared in accordance with IFRS, and in a form reasonably acceptable to Collateral Agent, provided, however, that in the event that Parent, SPAC or HoldCo becomes subject to the reporting requirements under a U.S. national stock exchange and Parent, SPAC or HoldCo becomes subject to the reporting requirements under the Securities Exchange Act of 1934, then Parent, SPAC or HoldCo, as applicable,  shall no later than the due date of its filing of its quarterly report on Form 10-Q (or equivalent) under the Securities Exchange Act of 1934 (but in any event if not provided in accordance with the foregoing clause, no later than 90 days after the end of the applicable fiscal quarter, deliver a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its Subsidiaries for the applicable fiscal quarter certified by a Responsible Officer, prepared in accordance with IFRS, with a Compliance Certificate, and in a form reasonably acceptable to Collateral Agent);

(ii)          as soon as available, but no later than one hundred twenty (120) days after the last day of Parent’s fiscal year or within five (5) Business Days of filing with the SEC, audited consolidated financial statements prepared under IFRS, consistently applied, together with an unqualified opinion (provided that such opinion may include going concern explanatory language and exceptions as it relates to a Loan Party’s cash level);

(iii)          on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion;

(iv)          after approval thereof by Parent’s Board of Directors, and no later than sixty (60) days after the last day of each of Parent’s fiscal years, Parent’s annual financial projections for the entire current fiscal year as approved by Parent’s Board of Directors, which such annual financial projections shall be set forth in a month‑by‑month format (such annual financial projections as originally delivered to Collateral Agent and the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections approved by Parent’s Board of Directors shall be delivered to Collateral Agent and the Lenders no later than ten (10) Business Days after such approval);

(v)          within five (5) Business Days of delivery, copies of all statements, reports and notices made generally available to Parent’s security holders or holders of Subordinated Debt;

(vi)          in the event that Parent, SPAC or HoldCo becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) Business Days of filing, direct Collateral agent to the links to all reports on Form 10‑K, 10‑Q and 8‑K filed with the Securities and Exchange Commission,

(vii)          with the next due Compliance Certificate notice of any amendments of or other changes to the Operating Documents of the Loan Parties or any of their Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto;

(viii)          with the next due Compliance Certificate notice of any material amendments of or other material changes to the capitalization table of Parent (unless Parent, SPAC or HoldCo is a reporting company), provided that for the avoidance of doubt, no reporting is required for changes solely due to stock option plan issuance and changes.

(ix)          with the next due Compliance Certificate, notice of (A) any material change in the composition of the Intellectual Property, (B) the registration of any copyright, including any subsequent ownership right of the Loan Parties or any of their Subsidiaries in or to any copyright, patent or trademark, including a copy of any such registration, and (C) any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(x)          as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month‑end account statements for each Collateral Account maintained by the Loan Parties or their Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s), and

(xi)          other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, or anything herein to the contrary herein, any statements, notices, or other documents required to be delivered to Collateral Agent pursuant to the terms of this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC, including any filings in respect of the departure of a Key Persons) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)          Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender, a duly completed Compliance Certificate signed by a Responsible Officer.

(c)          Keep proper books of record and account in accordance with IFRS in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  The Loan Parties shall, and shall cause each of their Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every twelve (12) months unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3          Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between the Loan Parties, or any of their Subsidiaries, and their respective Account Debtors shall follow such Loan Party’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.  The Loan Parties must promptly notify Collateral Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all Loan Parties in any calendar year.

6.4          Taxes; Pensions.  Timely file (or file timely extensions) and require each of its Subsidiaries to timely file (or file timely extensions), for all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by each Loan Party or its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5          Insurance.  Keep the Loan Party’s and their Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in the Loan Party’s and their Subsidiaries’ industry and location and as Collateral Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders.  All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured.  The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premium, which shall only require ten (10) days prior notice).  At Collateral Agent’s request, the Loan Parties shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000.00) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.  If the Loan Parties or any of their Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make, at the Loan Parties’ expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6          Operating Accounts.

(a)          Maintain all of the Loan Parties’ Collateral Accounts (other than Excluded Accounts) (i) located in the United States (and all other jurisdictions where it is either customary to obtain Control Agreements or necessary to obtain Control Agreements in order to perfect security interest in bank accounts) in accounts which are subject to a Control Agreement in favor of Collateral Agent and (ii) located outside the United States (in jurisdictions where it is neither customary to obtain Control Agreements nor necessary to obtain Control Agreements in order to perfect security interest in bank accounts) subject to such instruments or to a lien filed by a Notice of Charge, if any, as may be necessary for Collateral Agent to perfect its security interest in such Collateral Accounts.  No filing or registration of this Agreement shall be made with Companies House in the United Kingdom.

(b)          The Loan Parties shall provide Collateral Agent five (5) days’ prior written notice before any Loan Party establishes any Collateral Account.  In addition, for each Collateral Account that any of the Loan Parties at any time maintains, such Loan Party shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument in accordance with Section 6.6(a), if any, with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement or instrument, as applicable, may not be terminated without prior written consent of Collateral Agent.  The provisions of the previous sentence shall not apply to the Excluded Accounts.

(c)          No Loan Party shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Sections 6.6(a) and (b).

6.7          Protection of Intellectual Property Rights.  The Loan Parties and each of their Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to the Loan Party’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property that is material to the Loan Party’s business; and (c) not allow any Intellectual Property material to the Loan Party’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.  If a Loan Party or any of their Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then such Loan Party or such Subsidiary shall provide written notice thereof to Collateral Agent and each Lender with the next due Compliance Certificate, and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property.  If any Loan Party or any of their Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least ten (10) days prior written notice of such Subsidiary’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Upon Collateral Agent’s additional request, such Loan Party or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.  For the avoidance of doubt, no filing or registration of this Agreement shall be made with Companies House in the United Kingdom.

6.8          Litigation Cooperation.  Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, the Loan Parties and each of such Loan Party’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to the Loan Parties.

6.9          Notices of Litigation and Default.  The Loan Parties will give prompt written notice to Collateral Agent and the Lenders of any litigation or governmental proceedings pending or threatened (in writing) against a Loan Party or any of their Subsidiaries, which could reasonably be expected to result in damages or costs to the Loan Parties or any of their Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more or which could reasonably be expected to have a Material Adverse Change.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within five (5) Business Days) upon a Responsible Officer of a Loan Party becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, a Loan Party shall give written notice to Collateral Agent and the Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10          Non-Borrower Entities.  The aggregate value of assets held by Immunocore Ireland and Immunocore Nominees shall not at any given time exceed One Million Dollars ($1,000,000.00).  Immunocore LLC may not hold assets with an aggregate value in excess of Ten Million Dollars ($10,000,000.00) and Immunocore Commercial LLC may not hold assets with an aggregate value in excess of Three Million Two Hundred Thousand Dollars ($3,200,000.00).  Furthermore, none of Immunocore Ireland, Immunocore Nominees, Immunocore LLC, or Immunocore Commercial LLC shall maintain any Intellectual Property.

6.11          Landlord Waivers; Bailee Waivers.  In the event that any Loan Party or any of their Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, with a Collateral value in excess of Five Hundred Thousand Dollars ($500,000), in each case pursuant to Section 7.2, then the Loan Party or such Subsidiary will notify Collateral Agent and, in the event that the new location is the chief executive office of the Loan Parties or such Subsidiary or the Collateral at any such new location is valued in excess of Five Hundred Thousand Dollars ($500,000), in the aggregate, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be, unless waived by Collateral Agent.  Notwithstanding the foregoing, or anything to the contrary herein, no landlord agreements shall be required for any locations of the Loan Parties or their Subsidiaries in the United Kingdom.

6.12          Creation/Acquisition of Subsidiaries.  In the event the Loan Parties, or any of their Subsidiaries creates or acquires any Subsidiary, such Loan Party shall provide prior written notice to Collateral Agent and each Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent or any Lender to cause each such Subsidiary to become (i) if such new Subsidiary is a Foreign Subsidiary, become a co-borrower hereunder and, among other things, enter into a joinder agreement hereto, and (ii) if such new Subsidiary is a Domestic Subsidiary, provide a guaranty of Borrower’s obligations hereunder (and for the avoidance of doubt, any such Domestic Subsidiary shall not be required to be a co-borrower under this Agreement or the Loan Documents), and, in each case where a Subsidiary becomes a co-borrower or guarantor hereunder, grant a continuing pledge and security interest in and to the assets of such Subsidiary that constitute Collateral (substantially as described on Exhibit A hereto); and the applicable Loan Party (or its Subsidiary, as applicable) shall grant and pledge to Collateral Agent, for the ratable benefit of the Lenders, a perfected security interest in the Shares.  For the avoidance of doubt, Collateral Agent and Lender have waived any requirement that Immunocore Ireland and Immunocore Nominees become co-borrowers or guarantors.

6.13          Further Assurances.

(a)          Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement, including, without limitation, entering into a pledge agreement under Irish law with respect to the pledge of the Shares of Immunocore Ireland, promptly when requested by Collateral Agent in its discretion.

(b)          Deliver to Collateral Agent and Lenders, within five (5) Business days after the same are sent by a Loan Party or received by a Loan Party, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to a Loan Party’s business or otherwise could reasonably be expected to have a Material Adverse Change.

7.	NEGATIVE COVENANTS

The Loan Parties shall not, and shall not permit any of their Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1          Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out, or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses and (d) of property that is not material to any Loan Party’s business with an aggregate value for all Loan Parties together that does not exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year;

7.2          Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by such Loan Party as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) any Key Person shall cease to be actively engaged in the management of Parent unless written notice thereof is provided to Collateral Agent within five (5) Business Days of such change, or (ii) enter into any transaction or series of related transactions in which the stockholders of any Loan Party who were not stockholders immediately prior to the first such transaction own more than forty nine percent (49%) of the voting stock of such Loan Party immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Parent’s equity securities in a public offering, a private placement of public equity or to venture capital and or strategic investors so long as Parent identifies to Collateral Agent the venture capital investors prior to the closing of the transaction, or in accordance with the provisions of Section 7.3(b) with respect to any SPAC Transaction, or Section 7.3(c) in accordance with any HoldCo Transaction.  The Loan Parties shall not, without at least ten (10) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations (i) contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of the Loan Parties or any of their Subsidiaries and (ii) are not a Loan Party’s or their Subsidiaries’ chief executive office); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3          Mergers or Acquisitions.

(a)          Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person other than pursuant to the consummation of a Permitted Acquisition. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co‑borrower” hereunder or has provided a secured guaranty of Borrower’s Obligations hereunder) or with (or into) a Loan Party provided such Loan Party is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.  Without limiting the foregoing, no Loan Party shall, without Collateral Agent’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of a Loan Party, unless (i) no Event of Default exists when such agreement is entered into by such Loan Party, (ii) such agreement does not give such Person the right to claim any fees, payments or damages from the Loan Parties in excess of Five Hundred Thousand Dollars ($500,000.00), and (iii) a Loan Party notifies Collateral Agent promptly upon entering into such an agreement.

(b)          Notwithstanding the foregoing Section 7.3(a), or anything herein to the contrary, Parent may merge, reverse merge or consolidate with a SPAC, or become a wholly owned subsidiary of a SPAC pursuant to Parent’s acquisition by a SPAC by a transaction or a series of related transactions (“SPAC Transaction”) (and for the avoidance of doubt no further consents and/or approvals from Collateral Agent and/or Lenders shall be required), if:

(i)          SPAC Transaction is consummated on or before April 30, 2021;

(ii)          Either (i) such SPAC must have cash assets in the US or UK of at least Eighty Million Dollars ($80,000,000.00) upon closing of the SPAC Transaction (not including any amounts raised by private or public investments in such SPAC in connection with the SPAC Transaction) or (ii) no later than 14 days after the closing of the SPAC Transaction, the surviving entity/entities must have cash assets in the US or UK (including any amounts raised by private or public investments in such SPAC in connection with the SPAC Transaction) of not less than One Hundred Fifty Million Dollars ($150,000,000.00);

(iii)          such SPAC must be incorporated or organized under the laws of a state in the United States or Cayman Islands and its principal place of business must be in the United States or the United Kingdom and, for tax purposes, be considered a resident of the United States, United Kingdom or such other jurisdiction as is reasonably acceptable to Collateral Agent;

(iv)          the equity securities of such SPAC must be traded on a major national stock exchange in the United States immediately prior to the SPAC Transaction and after the SPAC Transaction, further provided that for the avoidance of doubt, Lenders hereby agree that the NYSE and NASDAQ are deemed acceptable major national stock exchanges;

(v)          such SPAC must not have any outstanding Indebtedness or liabilities (other than liabilities incurred for reasonable fees and expenses incurred in connection with the SPAC Transaction);

(vi)          at least one (1) reputable institutional life sciences investor(s) (acceptable to Collateral Agent in its discretion) must be a major investor in such SPAC at the time of the consummation of the SPAC Transaction;

(vii)          such SPAC must (i) if such SPAC entity is formed outside of the United States, become a co-borrower hereunder and, among other things, enter into a joinder agreement hereto, and agree to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein (but effective on the date of such joinder), and (ii) if such SPAC entity is formed in the United States, provide a guaranty of Borrower’s obligations hereunder (and for the avoidance of doubt, any such SPAC entity formed in the United States shall not be required to be a co-borrower under this Agreement or the Loan Documents), in each case in form and substance acceptable to Collateral Agent, and in each case grant a security interest in all of its assets constituting “Collateral” in accordance with the provisions of the Loan Documents, make all of the representations and warranties (subject to applicable qualifications set forth in this Section 7.3(b)) in the Loan Documents with the same force and effect as if it were originally named a “Loan Party” herein and a Borrower or a Guarantor, as applicable, in the applicable Loan Documents (but effective and as-of the date of such joinder or guaranty, as applicable);

(viii)          the consideration in such SPAC Transaction must consist entirely of equity securities of such SPAC (other than cash paid in lieu of issuing fractional shares, the aggregate amount of which cash may not exceed $100,000.00); and

(ix)          there must be no actions, suits, investigations, or proceedings pending or threatened in writing by or against such SPAC immediately prior to entering into and publicly announcing the SPAC Transaction; furthermore, no lawsuit filed or threatened against such SPAC after the announcement of the SPAC Transaction, could be expected to jeopardize the consummation of the SPAC Transaction or have a Material Adverse Change, in each case, as determined by Collateral Agent (for the purposes of clarification, nothing herein is a waiver of or intended to be construed as a waiver of any Event of Default that may occur from such a lawsuit).

(c)          Further, notwithstanding the foregoing Section 7.3(a), or anything herein to the contrary, Parent may become a wholly owned subsidiary of a HoldCo pursuant to a transaction or a series of related transactions, whereby each of the shareholders of Immunocore exchanges their shares for shares in HoldCo (“HoldCo Transaction”), if:

(i)          HoldCo Transaction is consummated in furtherance of an initial public offering of the equity securities of the HoldCo on a national stock exchange in the United States or the United Kingdom (which, for the avoidance of doubt, may include the offering of shares or American Depositary Shares);

(ii)          No later than ninety (90) days after the consummation of the HoldCo Transaction, HoldCo must receive unrestricted net cash proceeds of not less than Seventy Five Million Dollars ($75,000,000.00) from the sale and issuance of its equity securities (whether in a public market or otherwise) and/or in the form of upfront payments from the entrance into a collaboration agreement or similar business development agreement with an unaffiliated third party (which agreement must otherwise be permitted under the terms of the HoldCo Loan Agreement (as defined herein)), and/or Subordinated Debt (or any combination of the foregoing), and failure to do as much shall constitute an immediate Event of Default under the HoldCo Loan Agreement;

(iii)          In connection with the HoldCo Transaction, Parent shall become a wholly owned Subsidiary of the HoldCo and all shareholders of Parent immediately prior to the consummation of the HoldCo Transaction shall become shareholders of HoldCo and own a majority of the issued and outstanding voting capital stock of the HoldCo;

(iv)          HoldCo must (i) be incorporated or organized under the laws of United Kingdom or Cayman Islands, (ii) be a resident for Tax purposes in United Kingdom and (iii) and have its principal place of business in the United Kingdom or such other jurisdiction (other than the United States) as is acceptable to Collateral Agent;

(v)          HoldCo must not have any outstanding Indebtedness or liabilities (other than liabilities incurred for reasonable fees and expenses incurred in connection with the formation and maintenance of legal existence of HoldCo, the HoldCo Transaction, the Loan Documents or the equity financing contemplated to be consummated following the HoldCo Transaction);

(vi)          Concurrently with the Holdco Transaction the parties agree that following shall occur:

(1)          At Parent’s written request, Lenders shall concurrently with the HoldCo Transaction effectiveness, assign all of their right, title and interest in the then-outstanding Credit Extensions made by Lenders to Parent hereunder, any Secured Promissory Notes evidencing the same, together with all of its right, title and interest under this Agreement, the Guaranties, the Success Fee Letter and all other Loan Documents (collectively, the “Assigned Debt Documents”) to HoldCo;

(2)          Concurrently with the effectiveness of the HoldCo Transaction and in consideration for the assignment of the Assigned Debt Documents, HoldCo shall (i) enter into a new Loan and Security Agreement (the “HoldCo Loan Agreement”) as the borrower thereunder, which shall be in the same form as this Agreement with such changes as are acceptable to Collateral Agent in its discretion or are reasonably required by Collateral Agent (in each case, only to the extent that such changes provide that the Lender and the Collateral Agent shall have the benefit of the same terms under the HoldCo Loan Agreement as they had under this Agreement immediately prior to the relevant HoldCo Transaction), with appropriate adjustments to reflect the HoldCo as the “borrower” thereunder and Parent and the other Guarantors as secured guarantors, and a loan shall be deemed to have been made pursuant to the HoldCo Loan Agreement, which shall be deemed outstanding and owing by HoldCo to Lender in principal amount of the then-outstanding Credit Extensions under this Agreement (the “Restructuring Loan”), (ii) issue one or more Secured Promissory Notes evidencing the Restructuring Loan and comply with all conditions and provisions of the HoldCo Loan Agreement, and (iii) execute and deliver, and cause Parent and the other Guarantors (as guarantors with respect to the Restructuring Loan and the other obligations pursuant to the HoldCo Loan Agreement) to execute and deliver, guarantees, collateral security documents and other Loan Documents, including without limitation a success fee letter, on the same terms as the Loan Documents in effect as of such date (HoldCo Loan Agreement together with all the foregoing loan documents to be entered into in connection therewith, the “HoldCo Loan Documents”);

(3)          In consideration of the debt assignment (described above) HoldCo shall (i) procure that the stock transfer forms in respect of the HoldCo Transaction are submitted to the stamp office of HMRC no later than ten (10) Business Days following the consummation of such HoldCo Transaction, (ii) procure that the transfers of the shares to HoldCo are registered in the company books of Parent as soon as reasonably practicable, and in any event within five (5) Business Days of the stock transfer forms being stamped (or otherwise able to be registered without penalty) and (iii) as soon as reasonably practicable upon such registration and in any event within ten (10) Business Days thereof, pledge all shares of Parent to Collateral Agent pursuant to a pledge agreement in form and substance acceptable to Collateral Agent;

(vii)          the terms of the HoldCo Transaction must not adversely affect the enforceability of the HoldCo Loan Agreement and HoldCo Loan Documents or Collateral Agent’s rights and remedies with respect to the Collateral of any of the HoldCo, Parent and all Guarantors, except that each of the parties to this Agreement acknowledge and agree that entering into the relevant Holdco Loan Documents will re-start any applicable hardening periods under any English law governed security documents;

(viii)          no assets of Parent shall be transferred to any other Person except for transfers to Holdco or any other Transfers permitted pursuant to Section 7.1;

(ix)          following the assignment of this Agreement and the other Loan Documents, the Assigned Debt and the related Loan Documents shall immediately be amended and restated as an unsecured intercompany note in form and substance satisfactory to Collateral Agent (which shall be pledged to Collateral Agent pursuant to the HoldCo Loan Agreement) and collateral security documents, filings and registrations shall be released or terminated, as applicable;

(x)          Parent shall have given Collateral Agent notice not less than thirty (30) days prior to the effectiveness of the HoldCo Transaction and shall deliver such documents or take such other actions as Collateral Agent or any Lender request to establish a basis for relief from applicable withholding taxes with respect to payments made by HoldCo as Borrower or a Loan Party; provided, however, no Lender shall be required to take any action to seek such relief other than provide information reasonably requested by Parent from such Lender or other actions required by Section 2.6;

(xi)          HoldCo (as new Borrower) shall agree to promptly and fully compensate and make whole each Lenders for any Tax liability to such Lender of the HoldCo Transactions; provided Lenders shall provide information upon Parent’s reasonable request if necessary to allow Parent to determine any such Tax liability;

(xii)          HoldCo must be a newly incorporated entity and have no prior existence or operations and HoldCo must be otherwise acceptable to Collateral Agent as a Borrower based on Collateral Agent’s diligence of HoldCo;

(xiii)          the officers and directors of the HoldCo immediately after the consummation of the HoldCo Transaction must be reasonably acceptable to Collateral Agent (it being agreed and understood that if such officers and directors are the same as the officers and directors of Borrower immediately prior to the consummation of the HoldCo Transaction, they will be acceptable to Collateral Agent for the purposes hereof);

(xiv)          HoldCo and the terms of the HoldCo Transaction must otherwise be acceptable to Collateral Agent in its sole discretion; provided, however, if Collateral Agent determines the HoldCo Transaction to not be acceptable or unduly conditions or delays confirming that the HoldCo Transaction is acceptable, but the conditions for the HoldCo Transaction set forth in this Section 7.3 (other than this subsection (xiv) are otherwise satisfied, then the HoldCo Transaction may still be consummated if HoldCo covenants in the HoldCo Loan Agreement to prepay all Obligations no later than ninety (90) days after the consummation of the HoldCo Transaction; provided, however, no Prepayment Fee will become due in connection with such prepayment; provided further, failure to make such prepayment shall constitute an immediate Event of Default under the HoldCo Loan Agreement;

(xv)          no Event of Default shall have occurred and be continuing immediately prior to the consummation of the HoldCo Transaction or shall result from the consummation of the HoldCo Transaction.

(xvi)          Further, notwithstanding the foregoing Section 7.3(a), or anything herein to the contrary, Parent may become a wholly owned subsidiary of a HoldCo pursuant to a transaction or a series of related transactions, whereby each of the shareholders of Immunocore becomes a shareholder of Holdco wherein Parent does not request Lenders to assign its interest in the Loan Documents as described in subsection (c)(vi)(1) above, subject to compliance with subsections (c)(i), (ii), (iii), (iv), (v), (vii), (viii), (xii), (xiii), (xiv) and (xv) above and provided that in such case Holdco shall become a Guarantor with respect to the Obligations and shall concurrently with Holdco becoming the owner of the outstanding shares of Parent, enter into such Loan Documents to grant Collateral Agent a Lien on its assets on substantially the terms of the security interest granted in the Collateral pursuant to this Agreement.

7.4          Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, in each case as to the foregoing, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting the Loan Parties, or any of their Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Loan Party’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6          Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7          Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate per fiscal year, (ii) conversions of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof provided no cash payments are made or will become due in connection with such conversion, and (iii) cash payments in lieu of the issuance of fractional shares upon conversion of convertible securities, provided, such cash payments do not exceed Fifty Thousand Dollars ($50,000.00) in any given year); and (iv) dividends, distributions and/or payments by and among Borrowers, any Loan Parties, any co-borrower(s) and/or any Guarantor(s) under this Agreement; or (b) directly or  indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party or any of their Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non‑affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries; (c) transaction explicitly permitted hereunder between Affiliates, (d) compensation related arrangements for the Loan Parties’ employees, directors and consultants that are consistent with the Loan Parties’ past practices, prevalent standards in the Loan Parties’ industry and approved by such Loan Parties’ Board of Directors (or equivalent) and (e) transactions that are explicitly allowed among the Loan Parties’ Affiliates under this Agreement.

7.9          Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders, except in accordance with the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject,

7.10          Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of the Loan Parties or any of their Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.11          Compliance with Anti‑Terrorism Laws.  Collateral Agent hereby notifies the Loan Parties and each of their Subsidiaries that pursuant to the requirements of Anti‑Terrorism Laws, and Collateral Agent’s policies and practices, Collateral Agent is required to obtain, verify and record certain information and documentation that identifies the Loan Parties and each of their Subsidiaries and their principals, which information includes the name and address of the Loan Parties and each of their Subsidiaries and their principals and such other information that will allow Collateral Agent to identify such party in accordance with Anti‑Terrorism Laws.  No Loan Party nor any of their Subsidiaries shall, nor shall any Loan Party nor any of their Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists or similar lists produced by an Authority.  The Loan Parties and each of their Subsidiaries shall immediately notify Collateral Agent if a Loan Party or such Subsidiary has knowledge that any Loan Party, or any Subsidiary or Affiliate of the Loan Parties, is listed on the OFAC Lists or similar lists produced by an Authority or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Loan Party nor any of their Subsidiaries shall, nor shall any Loan Party or any of their Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1          Payment Default.  A Loan Party fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2          Covenant Default.

(a)          A Loan Party or any of their Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (Other Entities), 6.12 (Creation/Acquisition of Subsidiaries) or the Loan Party violates any covenant in Section 7; or

(b)          A Loan Party, or any of their Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15)) day period or cannot after diligent attempts by a Loan Party be cured within such fifteen (15)  day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this Section shall not apply, among other things, to financial covenants (if any) or any other covenants set forth in subsection (a) above;

8.3          Material Adverse Change.  A Material Adverse Change occurs;

8.4          Attachment; Levy; Restraint on Business.

(a)          (i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or any of their Subsidiaries on deposit with any Lender or any Lender’s Affiliate or any bank or other institution at which a Loan Party or any of their Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against a Loan Party or any of their Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b)          (i) any material portion of a Loan Party’s or any of their Subsidiary’s assets is attached, seized, levied on, expropriated or comes into possession of a trustee or receiver (or any analogous process occurs in any relevant jurisdiction), or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting any part of its business;

8.5          Insolvency.  (a) (i) Parent is or becomes Insolvent or (ii) a Loan Party and its Subsidiaries on a consolidated basis become Insolvent; (b) a Loan Party or any of its Subsidiaries (which is a co-borrower or secured guarantor) begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries (which is a co-borrower or secured guarantor) and not dismissed or stayed within forty‑five (45) days (but no Credit Extensions shall be made while such Loan Party or such Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6          Other Agreements.  There is a default in any agreement to which a Loan Party or any of their Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Collateral Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Collateral Agent or any Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Collateral Agent be materially less advantageous to the Loan Parties, taken as a whole;

8.7          Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third‑party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against a Loan Party or any of their Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8          Misrepresentations.  The Loan Parties or any of their Subsidiaries or any Person acting for the Loan Parties or any of their Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9          Subordinated Debt.  A default or breach occurs under any agreement between a Loan Party or any of its Subsidiaries and any creditor of a Loan Party or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10          Governmental Approvals.  Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or could reasonably be expected to result in a Material Adverse Change;

8.11          Lien Priority.  Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, to the extent such perfection is required in this Agreement or the Loan Documents (including, without limitation, pursuant to Section 4.1 of this Agreement), subject to no prior or equal Lien, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement;

8.12          Delisting. After the initial public offering of any class of equity securities of Parent (or HoldCo or SPAC as applicable), the shares of such class of equity securities of Parent (or HoldCo or SPAC as applicable), are delisted for thirty (30) days from the primary stock exchange on which they are traded because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed no later than thirty (30) days after such delisting on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the aforementioned primary stock exchange;

8.13          Guaranty.  (a) Any Guaranty terminates or ceases for any reason to be in full force and effect, unless terminated by written agreement with Collateral Agent and Lenders; or (b) any Guarantor does not perform any obligation or covenant under any Guaranty (subject to the same cure periods that would be available under this Agreement in case of a breach of the same or equivalent covenant).

9.	RIGHTS AND REMEDIES

9.1          Rights and Remedies.

(a)          Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to a Loan Party, (ii) by notice to the Loan Parties declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to the Loan Parties suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s (or the Loan Parties’) benefit under this Agreement or under any other agreement between the Loan Parties and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between the Loan Parties and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b)          Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:

(i)          foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii)          apply to the Obligations any (a) balances and deposits of the Loan Parties that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of the Loan Parties; and/or

(iii)          commence and prosecute an Insolvency Proceeding or consent to the Loan Parties commencing any Insolvency Proceeding.

(c)          Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)          settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing the Loan Parties money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii)          make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  The Loan Parties shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates.  Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. The Loan Parties grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Collateral Agent is hereby granted a non‑exclusive, royalty‑free license or other right to use, without charge, the Loan Parties’ and each of their Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, the Loan Parties’ and each of their Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv)          place a “hold”, or Notice of Charge, on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)          demand and receive possession of Borrower’s Books;

(vi)          appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of the Loan Parties or any of its Subsidiaries; and

(vii)          subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.  As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of the Loan Parties or any of their Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

9.2          Power of Attorney.  The Loan Parties hereby irrevocably appoints Collateral Agent as its lawful attorney‑in‑fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse the Loan Parties’ or any of their Subsidiaries’ name on any checks or other forms of payment or security; (b) sign the Loan Parties’ or any of their Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under the Loan Parties’ insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits.  The Loan Parties hereby appoints Collateral Agent as its lawful attorney‑in‑fact to sign the Loan Parties’ or any of their Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make Credit Extensions hereunder.  Collateral Agent’s foregoing appointment as the Loan Parties’ or any of their Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3          Protective Payments.  If the Loan Parties or any of the Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which a Loan Party or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Collateral Agent will make reasonable efforts to provide the Loan Parties with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter.  No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4          Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) the Loan Parties irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of the Loan Parties or any of its Subsidiaries of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of the Loan Parties owing to Collateral Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to the Loan Parties or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by the Loan Parties.  Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent.  If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims.  To the extent any payment for the account of the Loan Parties is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.  If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5          Liability for Collateral.  So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  The Loan Parties bears all risk of loss, damage or destruction of the Collateral.

9.6          No Waiver; Remedies Cumulative.  Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given.  The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative.  Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity.  The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver.  Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7          Demand Waiver.  Each Loan Party waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which the Loan Parties or any Subsidiary is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Any of Collateral Agent, Lender or the Loan Parties may change their mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower and/or Guarantors:
IMMUNOCORE LIMITED
IMMUNOCORE LLC
IMMUNOCORE COMMERCIAL LLC
92 Park Drive, Milton Park
Abingdon
Oxon
OX14 4RY
United Kingdom
Attn: Brian Di Donato, Chief Financial Officer
and Lily Hepworth, Chief Legal Counsel
Fax: +1 (610) 828-5918
Email: brian.didonato@immunocore and
lily.hepworth@immunocore.com

With a copy to:
IMMUNOCORE LIMITED
IMMUNOCORE LLC
IMMUNOCORE COMMERCIAL LLC
Six Tower Bridge, Suite 540
181 Washington Street
Conshohocken, PA 19422
Attn: Brian Di Donato, Chief Financial Officer
and Lily Hepworth, Chief Legal Counsel
Fax: +1 (610) 828-5918
Email: brian.didonato@immunocore and
lily.hepworth@immunocore.com

with a copy (which shall not constitute notice) to:	Cooley LLP 55 Hudson Yards New York, NY 10001-2157 Attn: Divakar Gupta Fax: (212) 479-6275 Email: dgupta@cooley.com

If to Collateral Agent:
OXFORD FINANCE LUXEMBOURG S.À R.L.
2, route d’Arlon,
L-8008 Strassen,
Grand Duchy of Luxembourg
Fax: +352 26 11 94 78 90
Email: oxfordfinance@cscgfm.lu
and,

133 North Fairfax Street
Alexandria, Virginia 22314
Attention: Legal Department
Fax: (703) 519‑5225
Email: LegalDepartment@oxfordfinance.com

with a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP One International Place Boston, MA 02110 Attn: Abdullah Malik Fax: (617) 897-0983 Email: malikab@gtlaw.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law.  The Loan Parties, Lenders and Collateral Agent and each Lender each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, Borough of Manhattan.  NOTWITHSTANDING THE FOREGOING, COLLATERAL AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH COLLATERAL AGENT AND THE LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE COLLATERAL AGENT’S AND THE LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY.  Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to each Loan Party at the address set forth in, or subsequently provided by a Loan Party in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Loan Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT, AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1          Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  The Loan Parties may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion, subject to Section 12.6).  The Lenders have the right, without the consent of or notice to the Loan Parties, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”). The Loan Parties and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require.  Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without the Loan Parties’ consent, to any Person which is an Affiliate or Subsidiary of the Loan Parties, a direct competitor of the Loan Parties or a vulture hedge fund, each as determined by Collateral Agent in its good faith business discretion.

12.2          Indemnification.  The Loan Parties agree to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and the Loan Parties (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s  gross negligence or willful misconduct.  The Loan Parties hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Loan Parties, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.2 shall not apply with respect to Taxes including any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim.

12.3          Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4          Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5          Correction of Loan Documents.  Collateral Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6          Amendments in Writing; Integration.

(a)          No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by the Loan Parties or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties, Collateral Agent and the Required Lenders provided that:

(i)          no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)          no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii)          no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize the Loan Parties to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (F) consent to the assignment, delegation or other transfer by the Loan Parties of any of its rights and obligations under any Loan Document or release the Loan Parties of their payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv)          the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b)          Other than as expressly provided for in Section 12.6(a)(i)‑(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Loan Parties.

(c)          This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7          Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8          Survival.  All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of the Loan Parties in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.9 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.  Notwithstanding anything herein to the contrary, the Loan Parties’ obligations under the Success Fee Letter shall survive the termination of this Agreement in accordance with the terms of the Success Fee Letter.

12.9          Confidentiality.  In handling any confidential information of the Loan Parties, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above, but including parties described in Section 12.11 of this Agreement) or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information.  Except as limited herein, Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as Collateral Agent or a Lender does not disclose the Loan Party’s identity or the identity of any person associated with the Loan Parties unless otherwise expressly permitted by the Loan Parties in writing. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.  Notwithstanding the foregoing, The Loan Parties hereby agrees that Collateral Agent and each Lender may, after providing advance notice to the Loan Parties and after the Loan Parties’ review and written approval of the following items) make a public announcement of the transactions contemplated by this Agreement after the Effective Date, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use such Loan Party’s name, tradenames and logos.  The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10          Right of Set Off.  Each Loan Parties hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of the Loan Parties even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11          Cooperation of Borrower.  If necessary, the Loan Parties agree to (i) execute any documents (including new Secured Promissory Notes from Borrower) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Term Loan to an assignee in accordance with Section 12.1, (ii) make the Loan Parties’ management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of the Loan Parties as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request; provided that, unless an Event of Default has occurred or is continuing, such prospective assignee is not a direct competitor of the Loan Parties as reasonably determined by Collateral Agent (other than a prospective assignee for a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions). Subject to the provisions of Section 12.9, the Loan Parties authorize each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement; provided that, unless an Event of Default has occurred or is continuing, such prospective assignee is not a direct competitor of the Loan Parties as reasonably determined by Collateral Agent (other than a prospective assignee for a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions).

13.	DEFINITIONS

13.1          Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to the Loan Parties.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is, (i) January 1, 2024, if the I/O Extension Event does not occur and (ii) January 1, 2025, if the I/O Extension Event occurs.

“Annual Projections” is defined in Section 6.2(a).

“Anti‑Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” is defined in Section 12.1.

“Assigned Debt” is defined in Section 7.3(c).

“Authority” is any relevant government, agency or legislature in the United States, the United Kingdom, the European Union or any of its member state, or other relevant jurisdiction, including but not limited to: OFAC, the US State Department, the United Nations Security Council, the Commission of the European Union and Her Majesty’s Treasury.

“Basic Rate” is with respect to any Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the sum of (i) the lesser of (A) the greater of (1) thirty (30) day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last Business Day of the month that immediately precedes the month in which the interest will accrue and (2) Sixteen hundredths percent (0.16%) and (B) Three and Sixteen hundredths percent (3.16%), plus (ii) Eight and Eighty-Five hundredths percent (8.85%).  For the avoidance of doubt, in no event (including upon any occurrence of a LIBOR Transition Event and/or any replacement with a LIBOR Replacement Rate) shall the Basic Rate under this Agreement exceed twelve and one hundredths percent (12.01%) at any time.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a LIBOR Transition Event, Collateral Agent may amend this Agreement to replace the Basic Rate with a LIBOR Replacement Rate. Any such amendment with respect to a LIBOR Transition Event will become effective at 5:00 p.m. (Eastern Standard Time) on the third Business Day after Collateral Agent has notified the Loan Parties of such amendment.  Any determination, decision or election that may be made by Collateral Agent pursuant hereto will be conclusive and binding absent manifest error and may be made in Collateral Agent’s sole discretion and without consent from any other party. Notwithstanding the foregoing, the Basic Rate for the Term Loan for the period from the Effective Date through and including November 30, 2020 shall be 9.01%.

“BLA Approval Event” is the approval by the U.S. Food and Drug Administration, on or before June 30, 2022, of a Loan Party’s Biologics License Application for the use of the Loan Parties’ product candidate Tebentafusp for the treatment of metastatic uveal melanoma such that any Loan Party may be allowed to immediately commence the sale of Tebentafusp in the United States.

“Blocked Person” is any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are each Loan Party’s or any of their Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding such Loan Party’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cancelled Certificate” means any QPP Certificate in respect of which HM Revenue & Customs has given a notification under regulation 7(4)(b) of the QPP Regulations so that such QPP Certificate is a cancelled certificate for the purposes of the QPP Regulations.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) certificates of deposit maturing no more than one (1) year after issue, provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement (if required pursuant to Section 6.6(a)) in favor of Collateral Agent.  For the avoidance of doubt, the direct purchase by the Loan Parties or any of its Subsidiaries of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by the Loan Parties or any of its Subsidiaries shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this Agreement governing Permitted Investments.  Notwithstanding the foregoing, Cash Equivalents does not include and the Loan Parties, and each of their Subsidiaries, are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long‑term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security (each, an “Auction Rate Security”).

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of each Loan Party described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by a Loan Party or any Subsidiary at any time.

“Collateral Agent” is, Oxford, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which any Loan Party or any of their Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which the Loan Parties or any of their Subsidiaries maintains a Securities Account or a Commodity Account, the Loan Party and such Subsidiary, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan or any other extension of credit by Collateral Agent or Lenders for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Agreement” means that certain Gates Foundation Collaboration Agreement, dated as of September 13, 2017, as amended, restated and/or supplemented from time to time.

“Designated Deposit Account” is Parent’s current account, account number ending in 544, maintained with Bank of Scotland-USD account.

“Direction” is defined in Section 2.6(b)(ii)(1) hereof.

“Disbursement Letter” is that certain form attached hereto as Exhibit B.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant UK Obligor, which:

(i) contains the scheme reference number and jurisdiction of tax residence stated opposite Lender’s name in Schedule 2 to this Agreement, and

(A)          where the UK Obligor is a UK Obligor at the date of this Agreement, is filed with HMRC within 30  days of the later of the date of this Agreement and the date on which the Borrower is notified of the Lender’s scheme reference number and jurisdiction of tax residence pursuant to Section 2.6(f)(ii)(1); or

(B)          where the UK Obligor becomes a UK Obligor after the date of this Agreement, is filed with HMRC within 30 days of the date on which that UK Obligor becomes a UK Obligor under this agreement; or

(ii)           where it relates to a new or additional lender to which Lender assigns or transfers its interest under Section 12.1 (Successors and assigns) of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that lender in the documentation which it executes on becoming a party to this Agreement as a lender, and

(A)          where the UK Obligor is a UK Obligor as at the date on which that new or additional lender becomes a party to this Agreement as a lender, is filed with HMRC within 30 days of that date; or

(B)          where the UK Obligor  is not a UK Obligor as at the date on which that new or additional lender becomes a party to this Agreement as a lender, is filed with HMRC within 30 days of the date on which that UK Obligor becomes a UK Obligor under this Agreement.

“DTTP Scheme” means the UK double tax treaty passport scheme operated by HMRC.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) the Loan Party or any of such Loan Party’s Affiliates or Subsidiaries or (ii) a direct competitor of any Loan Party or a vulture hedge fund, each as determined by Collateral Agent in its good faith business discretion.  Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Accounts” are deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party or any of their Subsidiaries’, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificates.

 “Excluded Taxes” means, any of the following Taxes imposed on or with respect to Lender or its successor, transferee or assignee under Section 12.1 (Successors and assigns) or required to be withheld or deducted from a payment to Lender or its successor, transferee or assignee under Section 12.1 (Successors and assigns), (a) Taxes imposed on or measured by net income or profits (however denominated), franchise or capital Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender or its successor, transferee or assignee under Section 12.1 (Successors and assigns) being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) United States federal withholding Taxes  imposed on amounts payable to or for the account of Lender or its successor, transferee or assignee under Section 12.1 (Successors and assigns) with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (A) Lender or its successor, transferee or assignee under Section 12.1 (Successors and assigns) acquires such interest in a Credit Extension or (B) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, and (c) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any current or future regulations or official interpretations thereof), and any applicable agreement entered into pursuant to Section 1471(b)(1) of the IRC, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities with respect to the implementation of the foregoing Sections of the IRC.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares.  For the avoidance of doubt, the calculation of any Final Payment shall not include the principal amount prepaid in accordance with Section 2.2(d)(ii) if a Final Payment based on such principal amount was made at the time of such prepayment.

“Final Payment Percentage” is (i) Three and One-Half percent (3.50%), if the I/O Extension Event does not occur and (ii) Three and Ninety-Five hundredths percent (3.95%), if the I/O Extension Event occurs.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“Gates Note” means that certain note, to be issued pursuant to that certain Immunocore

Limited Convertible Loan Note Purchase Agreement, dated as of September 13, 2017, and related agreements, as amended and/or supplemented.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self‑regulatory organization.

“Guarantors”, is defined in the preamble hereof.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“HMRC” means Her Majesty’s Revenue and Customs.

“HoldCo” means a corporation or company incorporated under the laws of England & Wales, Cayman Islands, the Channel Islands but which is resident for tax purposes in the UK (or such other jurisdiction and place of tax residence as acceptable to Collateral Agent in its discretion) that has been incorporated specifically for the purpose of the HoldCo Transaction and has not conducted any business other than to establish legal existence or any other filings, registrations or similar actions necessary in connection with the HoldCo Transaction or in connection with a contemplated equity financing to be consummated following the effectiveness of the HoldCo Transaction.

“HoldCo Loan Agreement” is defined in Section 7.3(c).

“HoldcoTax Deduction” means a deduction or withholding for or on account of Tax imposed by the jurisdiction in which the Holdco is resident in respect of  payment made by the Holdco under a Loan Document, other than a deduction or withholding required by FATCA or a UK Tax Deduction (and for the purposes of this definition “Holdco” shall mean the Holdco and/or SPAC).

“HoldCo Transaction” is defined in Section 7.3(c).

“I/O Extension Event” is the occurrence of the BLA Approval Event and the receipt by Collateral Agent of written notice from a Loan Party requesting the extension of the Amortization Date from January 1, 2024 to January 1, 2025 (which I/O Extension Event, if so elected by a Loan Party, shall result in the corresponding increase of the Final Payment).

“IFRS” International Financial Reporting Standards, a collection of guidelines and rules set by the International Accounting Standards Board (www.iasb.org) which is applicable to the circumstances as at the date of determination.

“Immunocore Ireland” means Immunocore Ireland Limited, which is formed under the laws of Ireland, and which is a wholly owned subsidiary of Parent.

“Immunocore Nominees” means Immunocore Nominees Limited, which is formed under the laws of England and Wales, and which is a wholly owned subsidiary of Parent.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Insolvency Act 1986 or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, moratorium, receivership, administration or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of each Loan Party’s or any Subsidiary’s right, title and interest in and to the following:

(a)          its Copyrights, Trademarks and Patents;

(b)          any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;

(c)          any and all source code;

(d)          any and all design rights which may be available to a Loan Party;

(e)          any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)          all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance, payment or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between  the Loan Parties and Collateral Agent dated as of the Effective Date, as such may be amended from time to time.

“IRC” means the US Internal Revenue Code of 1986.

“Key Person” is each of the following officers (i) Parent’s Chief Executive Officer who is Bahija Jallal as of the Effective Date, and (ii) Parent’s Chief Financial Officer who is Brian Di Donato as of the Effective Date.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“LIBOR Replacement Rate” means the sum of: (a) the alternate benchmark rate (which may include SOFR) that has been selected by Collateral Agent after giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR rate for U.S. dollar-denominated syndicated credit facilities and (b) the LIBOR Replacement Spread; provided that, if the LIBOR Replacement Rate as so determined would be less than zero, the LIBOR Replacement Rate will be deemed to be zero for the purposes of this Agreement.

“LIBOR Replacement Spread” means, with respect to any replacement of the Basic Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Collateral Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR rate for U.S. dollar-denominated syndicated credit facilities at such time.

“LIBOR Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR rate:

(1)    a public statement or publication of information by or on behalf of the administrator of the LIBOR rate announcing that such administrator has ceased or will cease to provide the LIBOR rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR rate;

(2)   a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR rate, a resolution authority with jurisdiction over the administrator for the LIBOR rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR rate, which states that the administrator of the LIBOR rate has ceased or will cease to provide the LIBOR rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR rate; or

(3)   a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR rate announcing that the LIBOR rate is no longer representative.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Guaranties, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, the Prepayment Fee Letter, each Guaranty, the Post Closing Letter, the Success Fee Letter, the IP Agreement, the UK Security Agreement, any subordination agreements, any note, or notes or guaranties or other agreements, documents or certificates executed or delivered by Borrower or any other Loan Party for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Parties”, is defined in the preamble hereof.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or condition (financial or otherwise) of any of the Loan Parties or the Loan Parties and their Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is, for each Term Loan, November 1, 2025.

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes (and for the avoidance of doubt “Non-Excluded Taxes” shall include, without limitation a Holdco Tax Deduction and a UK Tax Deduction).

“Obligations” are all of the Loan Parties’ obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee (if applicable), the Final Payment, and other amounts the Loan Parties owe the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Success Fee Letter and any stock or equity issued to Lenders and their Affiliates), and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of the Loan Parties assigned to the Lenders and/or Collateral Agent, and the performance of the Loan Parties’ duties under the Loan Documents (other than the Success Fee Letter and any stock or equity issued to Lenders and their Affiliates).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement which, in the case of a limited liability company incorporated in England and Wales, shall be its memorandum and articles of association), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension made by Lender pursuant to this Agreement or any Loan Document)save for the avoidance of doubt “Other Connection Taxes” shall not include a UK Tax Deduction or a Holdco Tax Deduction.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, or filing Taxes or any other similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (i) Other Connection Taxes imposed with respect to an assignment  or (ii) imposed with respect to any assignment or transfer by Lender under Section 12.1 (Successors and assigns) of this Agreement (other than any such assignment or transfer by Lender effected under a HoldCo Transaction).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on January 1, 2021.

“Perfection Certificate” and “Perfection Certificates” is defined in Section 5.1.

“Permitted Acquisition” means an acquisition pursuant to which a Loan Party acquires either (i) substantially all of the property of another Person, for stock and cash, provided, however, cash consideration may only be paid by the Loan Parties for one such transaction in any given calendar year and the aggregate amount of such cash consideration shall not to exceed $2,500,000 in any given calendar year, or (ii) a Person or an ownership interest in a Person through the issuance of a Loan Party’s capital stock, so long as the number of shares or the voting power of such Loan Party’s capital stock issued with respect to any one Person is less than twenty percent (20%) of the total shares or voting power of such Loan Party’s capital stock outstanding before the issuance, to the extent that each of the following conditions shall have been satisfied:

(a)          immediately prior to, and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(c)          such acquired Person or assets shall be in the same or substantially similar line of business as is conducted by the Loan Parties as of the Effective Date (or a line of business reasonably related thereto);

(d)          such acquisition shall not cause the focus or principal locations of the Loan Parties’ and its Subsidiaries’ operations (when taken as a whole) to be located outside of the United States or United Kingdom;

(e)          in the case of the purchase or other acquisition of Shares, all of the Shares acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by Borrower or a Subsidiary;

(f)          in connection with such acquisition, neither the Loan Parties nor any of its Subsidiaries (including for this purpose, the target of the acquisition) shall acquire or be subject to any Indebtedness or Liens that are not otherwise permitted hereunder;

(g)          all of the consideration paid in connection with such acquisition shall be in the form of stock of a Loan Party (provided, however, a Loan Party may also pay cash consideration for one such transaction in any given calendar year and the aggregate amount of such cash consideration shall not to exceed $2,500,000 in any given calendar year) plus the Loan Parties shall be permitted to pay reasonable closing costs in cash;

(h)          the Loan Parties shall have delivered to the Collateral Agent and Lenders at least five (5) Business Days (or such shorter period as may be acceptable to Collateral Agent and Lenders) prior to such proposed acquisition (i) a copy of the purchase agreement related to the proposed acquisition (and any related documents reasonably requested by the Collateral Agent and Lenders), (ii) a general description of the acquired assets or acquired business line or unit or division and the competitive position of such business line or unit or division within the industry, (iii) the sources and uses of funds to finance the proposed acquisition, and (iv) to the extent available, quarterly and annual audited financial statements of the Person whose Shares or assets are being acquired for the twelve (12) month period immediately prior to such proposed acquisition;

(i)          such Permitted Acquisition shall only involve assets principally located in the United States or the United Kingdom; provided, however, any such Permitted Acquisitions may also involve assets located outside the United States or the United Kingdom, so long as the value of such assets outside of the United States or the United Kingdom does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at closing;

(j)          Collateral Agent and the Lenders have received a certificate from a Responsible Officer together with Board approved projections certifying and setting forth in reasonable detail that the Loan Parties have enough cash on hand to pay its projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such transaction (after giving effect to such transaction); and

(k)          such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors.

Notwithstanding anything to the contrary contained herein, in order for any acquisition of Shares or assets of another Person to constitute a Permitted Acquisition, the Loan Parties must comply with all of the following: (a) within fifteen (15) Business Days of the closing of such Permitted Acquisition, the applicable Loan Parties (or Subsidiary) making such Permitted Acquisition and the target shall have executed such documents and taken such actions as may be required under Section 6.12; (b) the applicable Loan Parties shall have delivered to Collateral Agent and Lenders, in form and substance satisfactory to the Collateral Agent and Lenders and sufficiently in advance (and in any case no later than five (5) Business Days prior to such Permitted Acquisition), such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition and the pro forma certifications required by clause (c) below, in each case, as Collateral Agent and Lenders shall reasonably request; (c) on or prior to the date of such Permitted Acquisition, the Collateral Agent and Lenders shall have received, in form and substance reasonably satisfactory to the Collateral Agent and Lenders, a certificate of the chief financial officer of a Loan Party certifying compliance with the requirements contained in this definition of “Permitted Acquisition” and with the other terms of the Loan Documents (before and after giving effect to such Permitted Acquisition); and (d) the Loan Parties shall provide to the Collateral Agent and Lenders as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of the executed purchase agreement or similar agreement with respect to any such acquisition.

“Permitted Indebtedness” is:

(a)          the Loan Parties’ Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)          Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);

(c)          Subordinated Debt;

(d)          unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)          Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by the Loan Parties or any of their Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Five Hundred Thousand Dollars ($500,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Loan Parties’ business;

(g)          business credit card Indebtedness in an aggregate principal amount not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) at any time outstanding;

(h)          reimbursement obligations under letters of credit related to existing leases, together with such obligations in respect of such other letters of credit as may be established in favor of the Loan Parties or their Subsidiaries, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any time outstanding

(i)          Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; provided, however, the aggregate amount of such Indebtedness outstanding at any given time may not exceed One Hundred Thousand Dollars ($100,000.00) at any given time;

(j)          Intercompany Indebtedness that are Permitted Investments;

(k)          other unsecured Indebtedness not otherwise enumerated in this defined term in an aggregate principal amount outstanding not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any one time;

(l)          unsecured convertible Indebtedness with respect to the Gates Note, any portion of which that remains outstanding for longer than five days must do so strictly in the form of unsecured convertible Subordinated Debt; and

(m)          extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (k) above, provided that the principal amount thereof is not increased in excess of the amounts above or the terms thereof are not modified to impose materially more burdensome terms upon the Loan Parties, or their Subsidiaries, as the case may be.

“Permitted Investments” are:

(a)          Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;

(b)          (i) Investments consisting of cash and Cash Equivalents, and (ii) any other Investments permitted by the Loan Parties’ investment policies, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c)          Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties’ business;

(d)          Investments consisting of deposit accounts in which Collateral Agent has a perfected security interest, to the extent required pursuant to Section 6.6 of this Agreement;

(e)          Investments in connection with Transfers permitted by Section 7.1;

(f)          Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Loan Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by the applicable Board of Directors; not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of any Loan Party in any Subsidiary;

(i)          Cash and non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non‑exclusive licensing of technology, the development of technology or the providing of technical support; provided that the Cash portions shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year;

(j)          Investments consisting of Permitted Acquisitions; and

(k)          (i) Investments by any Borrower in any other in co-borrowers or other Loan Parties that are direct Foreign Subsidiaries of Borrower, (ii) Investments by Subsidiaries in Borrower, (iii) Investments by Borrower or the Loan Parties in Immunocore Ireland and Immunocore Nominees in an aggregate annual amount not to exceed $1,000,000, (iv) Investments by Borrower or the Loan Parties in Immunocore LLC and Immunocore Commercial LLC in any given year in an amount sufficient to fund their respective operations in accordance with the then applicable Board approved Annual Projections, and (v) Investments by any Guarantor that is a parent entity of Borrower or any other Loan Party (a “Parent Guarantor”), in Borrower.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non‑exclusive and exclusive licenses for the use of the Intellectual Property of the Loan Parties or any of their Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Loan Parties or any of their Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) a Loan Party delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to the Loan Party or any of their Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement or which is subject to a lien filed by a Notice of Charge delivered to the relevant bank (or equivalent under applicable law) and is otherwise maintained in accordance with Section 6.6 and is not an Excluded Account.

“Permitted Liens” are:

(a)          Liens existing on the Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Loan Documents;

(b)          Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which a Loan Party maintains adequate reserves on its Books;

(c)          liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 30 days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)          Liens of carriers, warehousemen, mechanics, materialmen and suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)          Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)          leases or subleases of real property granted in the ordinary course of a Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(g)          banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with the Loan Parties’ deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

(h)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(i)          Liens on a segregated bank account of a Loan Party and identified to Collateral Agent in writing securing Indebtedness described in clause (h) the definition of Permitted Indebtedness provided that such Liens may not secure obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(j)          Liens on a segregated bank account of a Loan Party and identified to Collateral Agent in writing securing Indebtedness described in clause (g) the definition of Permitted Indebtedness provided that such Liens may not secure obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(k)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; provided, however, the aggregate amount of payments secured by such Liens may not exceed One Hundred Fifty Thousand Dollars ($150,000.00) at any given time;

(l)          Liens consisting of Permitted Licenses; and

(m)          Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (l), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Post Closing Letter” is that certain Post Closing Letter dated as of the Effective Date by and between Collateral Agent and Borrower.

“Prepayment Fee” is, with respect to any Term Loan funded by Lender subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)          for a prepayment made on or after the Funding Date of such Term Loan through and including the first anniversary of the Funding Date of such Term Loan, Two and One-Half percent (2.50%) of the principal amount of such Term Loan prepaid;

(ii)          for a prepayment made after the date which is after the first anniversary of the Funding Date of such Term Loan through and including the second anniversary of the Funding Date of such Term Loan, One and One-Half percent (1.50%) of the principal amount of the Term Loans prepaid;

(iii)          for a prepayment made after the date which is after the second anniversary of the Funding Date of such Term Loan through and including the third anniversary of the Funding Date of such Term Loan, One-Half percent (0.50%) of the principal amount of the Term Loans prepaid; and

(iv)          for a prepayment made after the third anniversary of the Funding Date of such Term Loan and prior to the Maturity Date, no Prepayment Fee shall be applicable.

 “Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“QPP Certificate” means a creditor certificate for the purposes of the QPP Regulations, given in the form set out in Exhibit E.

“QPP Lender” means a Lender which has delivered a QPP Certificate to the UK Obligors, provided that such QPP Certificate is not a Withdrawn Certificate or a Cancelled Certificate.

“QPP Regulations” means the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, Chief Financial Officer, or Controller of a Loan Party acting alone.

“Restructuring Loan”  is defined in Section 7.3(c).

“Second Draw Period” is the period commencing on the date of the occurrence of the BLA Approval Event and ending on the earliest of (i) June 30, 2022, (ii) the date that is 60 days immediately after the occurrence of the BLA Approval Event and (iii) the occurrence of an Event of Default; provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the BLA Approval Event an Event of Default has occurred and is continuing.

“Secured Promissory Note” is defined in Section 2.4.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

 “Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Loan Party or a Loan Party’s Subsidiary, in any Subsidiary.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

 “Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.

“SPAC” is a company with no commercial operations that is formed strictly to raise capital through an initial public offering of its shares for the purpose of acquiring an existing operating company.

“Subordinated Debt” is indebtedness incurred by a Loan Party or any of their Subsidiaries subordinated to all Indebtedness of the Loan Parties and/or their Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, the Loan Parties, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Success Fee Letter” is that certain letter agreement entered into by and between Parent and Oxford on the Effective Date.

“Supplier” is defined in Section 2.8(b) hereof.

“Tax” and “Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding), imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

 “Term Loan” is defined in Section 2.2(a)(iii) hereof.

“Term A Loan” is defined in Section 2.2(a)(i) hereof.

“Term B Loan” is defined in Section 2.2(a)(ii) hereof.

“Term B Loan” is defined in Section 2.2(a)(iii) hereof.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.

“Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Third Draw Period” is the period commencing on the Effective Date and ending one day immediately prior to the Amortization Date.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Loan Parties connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“UK CTA” means the UK Corporation Tax Act 2009.

“UK ITA” means the UK Income Tax Act 2007.

“UK Obligor” means any Loan Party incorporated under the laws of England and Wales or resident for tax purposes in the United Kingdom.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (a) a Lender: (i) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA; or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or (b) a Lender which is: (i) a company resident in the United Kingdom for UK tax purposes; or (ii) a partnership each member of which is: (1) a company so resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (c) a UK Treaty Lender; or (d) a QPP Lender.

“UK Security Agreement” is that certain Debenture, dated of the Effective Date, entered into by Collateral Agent and Parent, granting a security interest in the assets of Parent to secure the performance of the Obligations, as such agreement may be amended or amended and restated from time to time.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under a Loan Document, other than a deduction or withholding required by FATCA.

“UK Treaty Lender” means a Lender which: (1) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty; (2) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Term Loan is effectively connected; and (3) meets all other conditions in the UK Treaty for a recipient of interest to be able to benefit from full exemption from United Kingdom tax on interest, if and to the extent that those conditions relate to the recipient of interest (not including, for the avoidance of doubt, any condition which relates (expressly or by implication) to there not being a special relationship between the Borrower and a Lender or between both of them and another person or to the amounts or terms of any Term Loan or the Loan Documents), provided that for this purpose it shall be assumed that any necessary procedural requirements are satisfied.

“UK Treaty State” means a jurisdiction having a double tax treaty with the United Kingdom (“UK Treaty”) which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Withdrawn Certificate” means a withdrawn certificate for the purposes of the QPP Regulations.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

IMMUNOCORE LIMITED

By	/s/ Brian Di Donato
Name:	Brian Di Donato
Title:	Chief Financial Officer

GUARANTORS:

IMMUNOCORE LLC

By	/s/ Bahija Jallal
Name:	Bahija Jallal
Title:	Chief Executive Officer

IMMUNOCORE COMMERCIAL LLC

By	/s/ Bahija Jallal
Name:	Bahija Jallal
Title:	Chief Executive Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LUXEMBOURG S.À R.L.

By	/s/ Mélanie Florsch
Name:	Mélanie Florsch
Title:	Manager

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

	Term A Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LUXEMBOURG S.À R.L.	$50,000,000.00	100.00%
TOTAL	$50,000,000.00	100.00%

	Term B Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LUXEMBOURG S.À R.L.	$25,000,000.00	100.00%
TOTAL	$25,000,000.00	100.00%

	Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LUXEMBOURG S.À R.L.	$75,000,000.00	100.00%
TOTAL	$75,000,000.00	100.00%

SCHEDULE 2

Lenders

Lender	Scheme Reference Number	Jurisdiction of Tax Residence
OXFORD FINANCE LUXEMBOURG S.À R.L.	[Confirm.]	[Confirm.]

EXHIBIT A

Description of Collateral

The Collateral consists of all of each Loan Parties’ right, title and interest in and to the following personal property:

All goods, Accounts (including health‑care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including all Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, or anything to the contrary herein, the Collateral shall not include any of the following property, whether now existing or hereafter acquired or created:

 (i) any interest of a Loan Party as a lessee or sublessee under a real property lease or an Equipment lease if such Loan Party is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by the Loan Parties or Lender,

(ii) any license if the granting of a Lien in such license or the enforcement of such Lien is prohibited by or would constitute a default under the agreement governing such license (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license, shall automatically be subject to the security interest granted in favor of Lender hereunder and become part of the “Collateral”; and

(iii) the Designated Agreement and the Loan Parties rights and agreements thereunder.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and the Lenders, the Loan Parties have agreed not to encumber any of its Intellectual Property except in accordance with the terms of such agreement

EXHIBIT B

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

[DATE]

The undersigned, being the duly elected and acting ________________________ of IMMUNOCORE LIMITED, a private limited company incorporated under the laws of England and Wales and limited by shares under registration number [____] with offices located at 92 Park Drive, Milton Park, Abingdon, Oxon, OX14 4RY, UK, on behalf of itself, does hereby certify to OXFORD FINANCE LUXEMBOURG S.À R.L. (“Oxford” and “Lender”), as collateral agent (the “Collateral Agent”) in connection with that certain Loan and Security Agreement dated as of November [_], 2020, by and among the Loan Parties, Collateral Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.          The representations and warranties made by the Loan Parties in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2.          No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3.          The Loan Parties are in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.          All conditions referred to in Section 3 of the Loan Agreement to the making of the Credit Extensions to be made on or about the date hereof have been satisfied or waived by Collateral Agent.

5.          No Material Adverse Change has occurred.

6.          The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7.          The proceeds of the Term [A][B][C] Loan shall be disbursed as follows:

Disbursement from Oxford:
Loan Amount	$_______________
Plus:
‑‑Deposit Received	$__________

Less:
‑‑Facility Fee	($_________)
[‑‑Interim Interest	($_________)]
‑‑Lender’s Legal Fees	($_________)*

Net Proceeds due from Oxford:	$_______________

TOTAL TERM [A][B][C] LOAN NET PROCEEDS FROM LENDERS	$_______________

8.          The [Term A Loan] [Term B Loan] [Term C Loan] shall amortize in accordance with the Amortization Table attached hereto.

9.          The aggregate net proceeds of the Term Loans shall be transferred to the Designated Deposit Account as follows:

Account Name:	[_______]
Bank Name:	[_______]
Bank Address:	[_______]
Account Number:	____________________________________
ABA Number:	[_______]

[Balance of Page Intentionally Left Blank]

* Legal fees and costs are through the Effective Date.  Post‑closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post‑closing.

Dated as of the date first set forth above.

BORROWER:

IMMUNOCORE LIMITED

By
Name
Title:

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LUXEMBOURG S.À R.L.

By
Name:
Title:

[Signature Page to Disbursement Letter]

AMORTIZATION TABLE
(Term [A][B][C] Loan)

[see attached]

EXHIBIT C

Compliance Certificate
TO:	OXFORD FINANCE LUXEMBOURG S.À R.L., as Collateral Agent and Lender
FROM:	IMMUNOCORE LIMITED, on behalf of itself and all other Loan Parties

The undersigned authorized officer (“Officer”) of IMMUNOCORE LIMITED, hereby certifies on behalf of Loan Parties that in accordance with the terms and conditions of the Loan and Security Agreement, dated as of [****], 2020 by and among Borrower, the other Loan Parties, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a)          The Loan Parties are in complete compliance for the period ending _______________ with all required covenants except as noted below;

(b)          There are no Events of Default, except as noted below;

(c)          Except as noted below, all representations and warranties of the Loan Parties stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d)          The Loan Parties, and each of the Loan Parties’ Subsidiaries, have timely filed all required tax returns and reports, the Loan Parties, and each of the Loan Parties’ Subsidiaries, have timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by such Loan Party or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;

(e)          No Liens have been levied or claims made against any Loan Party or any of their Subsidiaries relating to unpaid employee payroll or benefits of which a Loan Party has not previously provided written notification to Collateral Agent and the Lenders; and

(f)          Attached are the required documents, if any, supporting our certification(s).  The Officer, on behalf of the Loan Parties, further certifies that the attached financial statements are prepared in accordance with IFRS and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year‑end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Unaudited (consolidated) financial statements	Monthly within 30 days (except otherwise permitted under the Loan Agreement) *		Yes	No	N/A

2)	Annual (CPA Audited) statements	Within 120 days after FYE		Yes	No	N/A

3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within 60 days of FYE), and within 10 Business Days of revisions approved by Board		Yes	No	N/A

4)	A/R & A/P agings	If applicable		Yes	No	N/A

5)	8‑K, 10‑K and 10‑Q Filings	If applicable, within 5 days of filing		Yes	No	N/A

6)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A

7)	IP Report	Monthly within 30 days (if new IP)		Yes	No	N/A

8)	Total amount of Loan Parties’ cash and cash equivalents at the last day of the measurement period **		$________	Yes	No	N/A

9)	Total amount of Loan Parties’ Subsidiaries’ cash and cash equivalents at the last day of the measurement period **		$________	Yes	No	N/A

* January month-end reporting of each year shall only require the following summary financial reporting to be due: (A) the month-end unrestricted cash balance (inclusive of investments), (B) the cash burn for the month (net of cash received from collaboration revenue or financing activities), (C) any cash from collaboration and/or product revenue, and (D) any cash proceeds from financing activities).

** Cash account reporting: UK Obligors shall be £GBP; US Obligors shall be in $USD

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement (or subject to a Lien filed by a Notice of Charge in place)?
1)			Yes	No	Yes	No

2)			Yes	No	Yes	No

3)			Yes	No	Yes	No

4)			Yes	No	Yes	No

Other Matters

1)	Have there been any changes in Key Persons since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending claims or causes of action against a Loan Party that would reasonably be expected to involve more than Two Hundred Fifty Thousand Dollars ($250,000.00)?	Yes	No

4)	Have there been any amendments of or other changes to Operating Documents of the Loan Parties? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

5)
Have there been any material amendments of or other changes to the capitalization table of Parent (unless Parent or it successor is a reporting company)?  If yes, provide copies of any such amendments or changes with this Compliance Certificate. For the avoidance of doubt, no reporting is required for changes solely due to stock option plan issuance and changes.
	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.”  Attach separate sheet if additional space needed.)

IMMUNOCORE LIMITED, on behalf of itself and all other Loan Parties

By
Name:
Title:

Date:

LENDER USE ONLY
Received by:	Date:
Verified by:	Date:

Compliance Status:             Yes            No

EXHIBIT D

Form of Secured Promissory Note

[see attached]

SECURED PROMISSORY NOTE

(Term [A][B][C] Loan)

$	Dated: [DATE]

FOR VALUE RECEIVED, the undersigned, IMMUNOCORE LIMITED, a private limited company incorporated under the laws of England and Wales and limited by shares under registration number [____] with offices located at 92 Park Drive, Milton Park, Abingdon, Oxon, OX14 4RY, UK (“Parent” and “Borrower”) HEREBY PROMISES TO PAY to the order of OXFORD FINANCE LUXEMBOURG S.À R.L. (“Lender”) the principal amount of [___________] MILLION DOLLARS ($______________) or such lesser amount as shall equal the outstanding principal balance of the Term [A][B][C] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [A][B][C] Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated [DATE] by and among Borrower, the other Loan Parties, OXFORD FINANCE LUXEMBOURG S.À R.L., as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement.  Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term [A][B][C] Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”).  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A][B][C] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A][B][C] Loan, interest on the Term [A][B][C] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent.  Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation.  Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

IMMUNOCORE LIMITED

By
Name:
Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By

CORPORATE BORROWING CERTIFICATE

Borrower:	[BORROWER]	Date: [DATE]
Lenders:	OXFORD FINANCE LUXEMBOURG S.À R.L., as Collateral Agent and Lender

I hereby certify on behalf of Borrower as follows, as of the date set forth above:

1.          I am the Secretary, Assistant Secretary or other officer of Borrower.  My title is as set forth below.

2.          Borrower’s exact legal name is set forth above.  Borrower is a [BORROWER ORGANIZATION] existing under the laws of the State of [BORROWER STATE].

3.          Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws.  Neither such Articles/Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Articles/Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4.          The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action).  Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

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Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:
Name	Title	Signature	Authorized to Add or Remove Signatories
☐
☐
☐
☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money.  Borrow money from the Lenders pursuant to the that Loan and Security Agreement, dated of even date herewith, as amended (the “Loan Agreement”).

Execute Loan Documents.  Execute any Loan Documents (as defined in the Loan Agreement).

Grant Security.  Grant Collateral Agent a security interest in the Collateral (as defined in the Loan Agreement).

Negotiate Items.  Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Further Acts.  Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

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5.          The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the __________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as
         [print title]
of the date set forth above.

By:
Name:
Title:

[Signature Page to Corporate Borrowing Certificate]

EXHIBIT A

Articles/Certificate of Incorporation (including amendments)

[see attached]

EXHIBIT B

Bylaws

[see attached]

DEBTOR:	[BORROWER/GUARANTOR]
SECURED PARTY:	OXFORD FINANCE LUXEMBOURG S.À R.L.,
as Collateral Agent

EXHIBIT A TO UCC FINANCING STATEMENT

Description of Collateral

The Collateral consists of all of Debtor’s right, title and interest in and to the following personal property:

All goods, Accounts (including health‑care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including all Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, or anything to the contrary herein, the Collateral shall not include any of the following property, whether now existing or hereafter acquired or created:

 (i) any interest of a Loan Party as a lessee or sublessee under a real property lease or an Equipment lease if such Loan Party is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by a Loan Party or Lender; and

(ii) any license if the granting of a Lien in such license or the enforcement of such Lien is prohibited by or would constitute a default under the agreement governing such license (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license, shall automatically be subject to the security interest granted in favor of Lender hereunder and become part of the “Collateral.”

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and the Lenders, the Loan Parties have agreed not to encumber any of its Intellectual Property except in accordance with the terms of such agreement

Exhibit E
Form of QPP Certificate

To:          [             ] as the Borrower

From:	[Name of Lender]

Dated:

[Borrower] – [                  ] Facility Agreement

dated [                   ] (the “Agreement”)

1.	We refer to the Agreement. This is a QPP Certificate. Terms defined in the Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.

2.	We confirm that:

(a)	we are beneficially entitled to all interest payable to us as a Lender under the Credit Extensions;

(b)	we are a resident of a qualifying territory; and

(c)	we are beneficially entitled to the interest which is payable to us on the Credit Extensions for genuine commercial reasons, and not as part of a tax advantage scheme.

These confirmations together form a creditor certificate.

3.
In this QPP Certificate the terms “resident”, “qualifying territory”, “scheme”, “tax advantage scheme” and “creditor certificate” have the meaning given to them in the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

[Name of Lender]

By: